UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2014

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35117	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

95 Chestnut Ridge Road Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with Stockholders

In connection with the Purchase described in Item 8.01 below, AEP Industries Inc. (the Company) entered into an Agreement with Stockholders with KSA Capital Management, LLC, Daniel D. Khoshaba and KSA Capital Master Fund, Ltd. (collectively, the KSA Group), dated April 16, 2014 (the Stockholders’ Agreement).

The Stockholders’ Agreement provides that through the Company’s 2016 annual meeting of stockholders, the KSA Group:

•	Will not acquire, directly or indirectly, additional shares of the Company’s common stock (Common Stock) or other securities entitled to vote in the election of directors (the Voting Securities), or any rights or options to acquire additional Voting Securities.

•	Will vote for, and will not publicly oppose or recommend votes against or to withhold from, the Company’s director slates at the 2015 and 2016 annual meetings of stockholders.

•	Will not, and will cause related parties not to, (a) engage in or in any way participate in a solicitation of proxies or consents with respect to the Company, (b) initiate or encourage any shareholder proposals, (c) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company, and (d) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing.

Further, the Stockholders’ Agreement provides that until the earlier of (i) April 16, 2016 and (ii) the first date that no member of the KSA Group is a 10% or more Beneficial Owner (as defined therein) of Common Stock:

•	The Company has an option to purchase shares of Common Stock owned by any of the KSA Group in one or more transactions, with the purchase price at a 1% discount to market price. The minimum exercise is for 10,000 shares of Common Stock and no transaction can result in the KSA Group having less than a 9.9% Beneficial Ownership of Common Stock.

•	The Company has a right of first refusal regarding any proposed bona fide sale by any of the KSA Group to a third person. The purchase price will be the lower of the amount set forth in the offer notice and a 1% discount to market price. The Company may provide for customary closing conditions and will have five business days to accept the offer. If the Company does not accept the offer on a timely basis, the KSA Group will have 10 business days to close the transaction on the prior terms (or terms more favorable to the KSA Group). The right of first refusal does not apply to sales of Common Stock on Nasdaq.

The KSA Group also agreed to indemnify, hold harmless and defend the Company and related persons against certain Losses (as defined therein).

The foregoing summary of the Stockholders’ Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stockholders’ Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

First Amendment to Amended and Restated Rights Agreement

The information set forth in Item 3.03 below is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

On April 16, 2014, the Company entered into the First Amendment to Amended and Restated Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the First Amendment). The First Amendment amended the definition of “Exempt Person” to include acquisitions of beneficial ownership of additional shares of Common Stock acquired by KSA Capital Management, LLC, Daniel D. Khoshaba, Crown and related persons prior to April 1, 2014. Except as expressly modified and superseded, the terms of the Amended and Restated Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated March 28, 2014 (the Amended and Restated Rights Agreement), will continue in full force and effect.

The description of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment attached as Exhibit 4.1 hereto and incorporated herein by reference. The Amended and Restated Rights Agreement was filed with the Securities and Exchange Commission on Form 8-K on March 28, 2014.

Item 8.01. Other Events.

On April 21, 2014, the Company purchased 508,000 shares of Common Stock (the Purchase) owned by Crown Cork & Seal Company, Inc. Pension Plan (Crown) for approximately $19.1 million (priced at a 1% discount to a mid-day market price on Nasdaq on April 3, 2014, the date that agreement was reached as to the purchase price). The Purchase was made pursuant to a purchase agreement by and between the Company and KSA Capital Management, LLC, which had investment discretion over the purchased shares pursuant to an investment management agreement between KSA Capital Management, LLC and Crown. Following such transaction, there is no amount available for repurchases under the Company’s February 2014 Stock Repurchase Program.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	First Amendment to Amended and Restated Rights Agreement, dated April 16, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

10.1	Agreement with Stockholders, dated April 16, 2014, among AEP Industries Inc., KSA Capital Management, LLC, Daniel D. Khoshaba and KSA Capital Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: April 21, 2014	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

Exhibit List

Exhibit	Description

4.1	First Amendment to Amended and Restated Rights Agreement, dated April 16, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

10.1	Agreement with Stockholders, dated April 16, 2014, among AEP Industries Inc., KSA Capital Management, LLC, Daniel D. Khoshaba and KSA Capital Master Fund, Ltd.

5